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                                                                     Exhibit 4.6

                            ARTHUR J. GALLAGHER & CO.
                              RESTRICTED STOCK PLAN

                                I. INTRODUCTION

1.1. Purposes. The purposes of the Restricted Stock Plan (the "Plan") of Arthur
J. Gallagher & Co. (the "Company") are (i) to align the interests of the Company's stockholders and the recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company's growth and success, (ii) to advance the interests of the Company by attracting and retaining directors, officers and other employees, and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders.

1.2. Certain Definitions.

     "Agreement" shall mean the written agreement evidencing an award hereunder between the Company and the recipient of such award.

     "Board" shall mean the Board of Directors of the Company.

     "Change in Control" shall have the meaning set forth in Section 3.8.

     "Committee" shall mean the Compensation Committee of the Board, or such other committee as the Board may designate from time to time.

     "Common Stock" shall mean the common stock, $1.00 par value, of the Company.

     "Company" has the meaning specified in Section 1.1.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Restricted Stock" shall mean a right to receive shares of Common Stock contingent on the continued employment of the holder of a Restricted Stock Award during the applicable Restriction Period.

     "Restricted Stock Award" shall mean an award of Restricted Stock under this Plan.

     "Restriction Period" shall mean any period designated by the Committee during which the holder of a Restricted Stock Award must provide continued employment as a condition to the receipt of the shares of Common Stock subject to such award.

     "Subsidiary" and "Subsidiaries" shall have the meanings set forth in
Section 1.4.

1.3. Administration. This Plan shall be administered by the Committee. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each award to such persons and the number of shares of Common Stock subject to such award, the time and conditions of vesting of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. The Committee may, in its sole discretion and for any reason

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at any time take action such that all or a portion of the Restriction Period applicable to any outstanding Restricted Stock Award shall lapse. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be final, binding and conclusive.

     Subject to applicable law, the Committee may delegate some or all of its power and authority hereunder to the Board or the President and Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to the President and Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing or amount of an award to such an officer or other person.

     No member of the Board or Committee, and neither the President and Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the President and Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys' fees) arising therefrom to the full extent permitted by law, except as otherwise may be provided in the Company's Certificate of Incorporation and/or By-laws, and under any directors' and officers' liability insurance that may be in effect from time to time.

     A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.

1.4. Eligibility. Participants in this Plan shall consist of such directors, officers and other employees of the Company, its subsidiaries from time to time and any other entity designated by the Board or the Committee (individually a "Subsidiary" and collectively the "Subsidiaries") as the Committee in its sole discretion may select from time to time. For purposes of this Plan, references to employment shall include service as a director, and references to employment by the Company shall also mean employment by a Subsidiary. The Committee's selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time.

1.5. Shares Available. Subject to adjustment as provided in Section 3.7, 4,000,000 shares of Common Stock shall be available under this Plan, reduced by the aggregate number of shares of Common Stock which become subject to Restricted Stock Awards. To the extent that shares of Common Stock subject to an outstanding Restricted Stock Award are not issued or delivered by reason of the termination, cancellation or forfeiture of such award, then such shares of Common Stock shall again be available under this Plan. Shares of Common Stock delivered pursuant to awards granted under this Plan shall be made available from authorized and unissued shares of

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Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise, or a combination thereof.

                          II. RESTRICTED STOCK AWARDS

2.1. Granting of Awards. The Committee may, in its discretion, grant Restricted Stock Awards to such eligible persons as may be selected by the Committee.

2.2. Terms of Awards. Restricted Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

     (a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Award and the Restriction Period applicable to a Restricted Stock Award shall be determined by the Committee.

     (b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the right to receive shares of Common Stock subject to such award if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period and for the forfeiture of the right to receive all or a portion of the shares of Common Stock subject to such award if the holder of such award does not remain continuously in the employment of the Company during the specified Restriction Period.

     (c) Settlement of Awards. The Agreement relating to a Restricted Stock Award (i) shall specify whether such award may be settled in shares of Common Stock or cash or a combination thereof and (ii) may specify whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on or the deemed reinvestment of any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. If a Restricted Stock Award is settled in shares of Common Stock, a certificate or certificates representing such shares shall be issued to the holder of such award and the holder thereafter shall have all of the rights of a stockholder of the Company in accordance with Section 3.10. Prior to the settlement of a Restricted Stock Award in shares of Common Stock, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award.

2.3. Termination of Employment. All of the terms relating to the termination of the Restriction Period relating to a Restricted Stock Award, or any forfeiture and cancellation of such award upon a termination of employment with the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee and set forth in the Agreement relating to such award.

                                  III. GENERAL

3.1. Effective Date. This Plan shall be effective as of June 1, 2003.

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3.2. Amendment and Termination. The Board may amend or terminate this Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation. No amendment or termination may impair the rights of a holder of an outstanding award without the consent of such holder.

3.3. Agreement. No award shall be valid until an Agreement is executed by the Company and the recipient of such award and, upon execution by each party and delivery of the Agreement to the Company, such award shall be effective as of the effective date set forth in the Agreement.

3.4. Non-Transferability of Awards. Unless otherwise specified in the Agreement relating to an award, no award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the preceding sentence or the Agreement relating to an award, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, such award and all rights thereunder shall immediately become null and void.

3.5. Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock pursuant to a Restricted Stock Award, payment by the holder of such award of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award.

3.6. Restrictions on Shares. Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares pursuant to an award granted under this Plan, no shares shall be so delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

3.7. Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number of shares available under the Plan and each outstanding Restricted Stock Award shall be appropriately adjusted by the Committee. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

3.8. Change in Control. Notwithstanding any provision in this Plan or any Agreement, in the event of a Change in Control, the Restriction Period applicable to any outstanding Restricted Stock Award shall lapse. For purposes of this Plan, a "Change in Control" shall occur if (a) any person or group, as defined in Sections 13(d) and 14(d)(2) of the Exchange Act, as amended, is

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or becomes the beneficial owner, directly or indirectly of securities of the
Company representing 50 percent or more of the combined voting power of the Company's outstanding securities then entitled to vote for the election of directors; or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company's stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved cease for any reason to constitute at least a majority thereof; or (c) the stockholders of the Company shall approve the sale of all or substantially all of the assets of the Company or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (a) or (b) above.

3.9. No Right of Participation or Employment. No person shall have any right to participate in this Plan. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

3.10. Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

3.11. Designation of Beneficiary. If permitted by the Company, a holder of an award may file with the Committee a written designation of one or more persons as such holder's beneficiary or beneficiaries (both primary and contingent) in the event of the holder's death. Each beneficiary designation shall become effective only when filed in writing with the Committee during the holder's lifetime on a form prescribed by the Committee. The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations.

3.12. Governing Law. This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

3.13. Foreign Employees. Without amending this Plan, the Committee may grant awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

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